Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 on Form S-3 (File No. 333-207471) and related Prospectus of KBS Growth & Income REIT, Inc. and to the incorporation by reference therein of our report dated March 9, 2017 with respect to the consolidated financial statements and schedule of KBS Growth & Income REIT, Inc., included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
November 17, 2017